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CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Flag Investors Equity Partners Fund, Inc.:

We consent to the inclusion of our report dated June 19, 1998 on our audit of the financial statements and financial highlights of Flag Investors Equity Partners Fund, Inc. in the Statement of Additional Information with respect to this Post-Effective Amendment No. 6 to the Registration Statement on Form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940 of Flag Investors Equity Partners Fund, Inc. We also consent to the references to our Firm under the heading "Financial Highlights" in the Prospectuses and "Independent Accountants" in the Statement of Additional Information.


/s/ PricewaterhouseCoopers LLP
---------------------------------
  PricewaterhouseCoopers LLP

Baltimore, Maryland
July 30, 1998